PROSPECTUS SUPPLEMENT NO. 20 (to Prospectus dated September 15, 2021)	Filed pursuant to Rule 424(b)(3) Registration No: 333-259281

Momentus Inc.

Up to 41,654,148 Shares of Class A Common Stock
Up to 19,897,500 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
and Up to 1,018,281 Shares of Class A Common Stock Issuable Upon Exercise of Options
and Up to 634,708 Shares of Class A Common Stock Issued Upon Exercise of Options
and Up to 272,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated September 15, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259281). This prospectus supplement is being filed to update the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 22, 2022 (the “Current Report”). The text of Item 7.01 of our Current Report on Form 8-K and those exhibits filed as part of the Current Report are attached to and a part of this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 54,579,637 shares of our Class A common stock, par value $0.00001 per share (“Class A Stock”), which consists of (i) 495,000 shares of Class A Stock (the “Founder Shares”) originally issued in a private placement to SRC-NI Holdings, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of Stable Road Acquisition Corp. (“SRAC”) and subsequently distributed to certain equityholders of the Sponsor, (ii) 50,000 shares of Class A Stock (the “Underwriter Shares”) originally issued in a private placement to and Cantor Fitzgerald & Co. (“Cantor”) in connection with the IPO, (iii) 50,000 shares of Class A Stock (the “Finder Shares”) issued pursuant to a finder’s agreement dated June 28, 2020, (iv) 4,062,500 shares of Class A Stock originally issued to the Sponsor and SRAC PIPE Partners LLC in connection with the IPO, (v) 25,996,648 shares of Class A Stock issued pursuant to the Merger Agreement (as defined in the Prospectus), (vi) 11,000,000 shares of Common Stock issued to certain investors pursuant to subscription agreements dated July 15, 2021 (the “PIPE Shares”), (vii) 11,272,500 shares of Class A Stock issuable upon the exercise of 11,272,500 warrants originally issued in a private placement to the Sponsor and Cantor in connection with the IPO (the “Sponsor and Underwriter Private Warrants”) or in a private placement in connection with the Business Combination (as defined in the Prospectus) (the “PIPE Private Warrants”), in each case at an exercise price of $11.50 per share of Class A Stock (collectively, the “Private Warrants”), (viii) up to 1,018,281 shares of Class A Stock issuable upon the exercise of certain Rollover Options (as defined in the Prospectus), and (ix) 634,708 shares of Class A Stock issued upon the exercise of certain Rollover Options and (B) up to 272,500 Private Warrants.
In addition, the Prospectus relates to the offer and sale of up to 8,625,000 shares of Class A Stock that are issuable by us upon the exercise of 8,625,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”).

Our Class A Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “MNTS” and “MNTSW,” respectively. On August 19, 2022, the last reported sales price of our Class A Stock was $2.01 per share and the last reported sales price of our Public Warrants was $0.25 per warrant.
This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.
This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated September 15, 2021 with respect to the securities described above, including any amendments or supplements thereto.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
Investing in our Class A Stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 8 of the Prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is August 22, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
August 22, 2022
Date of Report (date of earliest event reported)
Momentus Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 N. First Street San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)
(650) 564-7820
Registrant's telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Capital Market LLC
Warrants	MNTSW	The Nasdaq Capital Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.
On August 22, 2022, Momentus Inc. (the “Company”) issued a press release announcing that on August 22, 2022, an aggregate of 1,269,645 restricted stock units were granted to 30 new employees of the Company under the Momentus Inc. 2022 Inducement Equity Plan. The restricted stock units were granted as a material inducement to each employee’s entry into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release, dated August 22, 2022, issued by Momentus Inc.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/Jikun Kim
		Name:	Jikun Kim
Dated:	August 22, 2022	Title:	Chief Financial Officer

Exhibit 99.1

Momentus Grants Inducement Awards to 30 New Employees
SAN JOSE, CA – August 22, 2022 – Momentus Inc. (NASDAQ: MNTS) ("Momentus" or the "Company"), a U.S. commercial space company that plans to offer transportation and other in-space infrastructure services, today announced the granting of inducement awards to 30 new employees. In accordance with NASDAQ Listing Rule 5635(c)(4), the awards were approved by Momentus’ Compensation Committee and made as a material inducement to each employee's entry into employment with the Company.
In connection with the commencement of their employment, the employees received an aggregate 1,269,645 restricted stock units (RSUs) on August 22, 2022 with a total value of approximately $2.55 million based on a price of $2.01 per share, the closing trading price on the Nasdaq Global Select Market on the date of grant.
The RSUs have either a three-year quarterly vesting schedule or a four-year annual vesting schedule, subject to the relevant employee's continued service with Momentus on the applicable vesting date.
About Momentus Inc.
Momentus is a U.S. commercial space company that plans to offer in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus believes it can make new ways of operating in space possible with its planned in-space transfer and service vehicles that will be powered by an innovative water plasma-based propulsion system that is under development.
Forward-Looking Statements
This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions.
Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to:the ability of the Company to obtain licenses and government approvals for its missions, which are essential to its operations; the ability of the Company to effectively market and sell satellite transport services and planned in-orbit services; the ability of the Company to protect its intellectual property and trade secrets; the development of markets for satellite transport and in-orbit services; the ability of the Company to develop, test and validate its technology, including its water plasma propulsion technology; delays or impediments that the Company may face in the development, manufacture and deployment of next generation satellite transport systems; the ability of the Company to convert backlog or inbound inquiries into revenue; changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business, including export control license requirements; the ability to attract or maintain a qualified workforce with the required security clearances and requisite skills; level of product service or product or launch failures or delays that could lead customers to use competitors’ services; investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings; the effects of the COVID-19 pandemic on the Company’s business; the Company’s ability to comply with the terms of its National Security Agreement and any related compliance measures instituted by the director who was approved by the CFIUS Monitoring Agencies (the “Security Director”); the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and/or other risks and uncertainties included under the “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 9, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the "SEC"), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. These filings identify and address other important risks and uncertainties that could cause the Company’s actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

For media inquiries:
press@momentus.space

For investor relations inquiries:
investors@momentus.space